Exhibit 5

Vedder Price	VEDDER, PRICE, KAUFMAN & KAMMHOLZ 222 NORTH LASALLE STREET CHICAGO, ILLINOIS 60601-1003
312-609-7500 FACSIMILE: 312-609-5005
A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN &KAMMHOLZ, P.C. WITH OFFICES IN CHICAGO AND NEW YORK CITY

May 17, 2001

First Midwest Bancorp, Inc.
300 Park Boulevard
Suite 405
Itasca, Illinois 60143
Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by First Midwest Bancorp, Inc. (the "Company") with the Securities and Exchange Commission on or about May 17, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,000,000 shares of Common Stock, par value $0.01 per share (the "Shares"), issuable under the Company's 1989 Omnibus Stock and Incentive Plan, as amended (the "Plan").

Based upon the foregoing, and assuming the Shares are issued in accordance with the Plan, it is our opinion that, after the effectiveness of the Registration Statement under the Act, the Shares, when issued, will be validly issued, fully-paid and non-assessable.

The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,

/s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ
VEDDER, PRICE, KAUFMAN & KAMMHOLZ